Exhibit 16.1

July 1, 2012

United States Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Universal Insurance Holdings, Inc – Form 8-K

We have read the Form 8-K of Universal Insurance Holdings, Inc., dated July 1, 2012, which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4.01 of Form 8-K. We agree with the statements included therein concerning our Firm.

Very truly yours,

/s/ Blackman Kallick, LLP